Exhibit 99.1

December 15, 2006

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

Lowe’s Promotes Larry D. Stone to President and Chief Operating Officer
-- Canter Assumes Responsibility for Merchandising --
-- Brown Promoted to EVP of Store Operations --

Mooresville, N.C.--Lowe’s Companies, Inc. (NYSE: LOW) announced today the promotion of Larry D. Stone to president and chief operating officer, effective immediately. Stone will continue to report to Chairman and CEO Robert A. Niblock, who served as president since 2003.

Stone, a 37-year Lowe’s veteran, previously served as senior executive vice president of merchandising/marketing. He joined the company in 1969 and has served in virtually every leadership position within store operations, merchandising and store environment. In his new role, Stone will have responsibility for store operations; merchandising; marketing; logistics and distribution; merchandising and store support; and Lowe’s Canadian operations.

“Larry is a true leader who has excelled in every assignment since joining the company and will do an outstanding job leading all of our line functions,” said Niblock. “He has a deep understanding of our operations and a real passion for customer service. Larry played a key role in transforming Lowe’s into the successful company we are today, and he has certainly earned this promotion.”

Nick Canter has been appointed executive vice president, merchandising, reporting to Stone. He will also have responsibility for global sourcing and store environment. Canter served most recently as executive vice president of store operations and has 32 years of Lowe’s operations and merchandising experience. In addition to his extensive store operations background, Canter has served the company as senior vice president (SVP) and general merchandising manager (GMM) responsible for building products as well as vice president (VP) of merchandising for millwork.

Michael K. Brown, a 23-year Lowe’s veteran, has been promoted to executive vice president of store operations, with responsibility for all Lowe’s stores nationwide and the company’s specialty sales initiatives. He served most recently as SVP of store operations for Lowe's South Central Division, and has previously lead store operations as SVP of the West Division and regional vice president of the Northeast Division. Brown has also served as VP of specialty sales and merchandising vice president (MVP) for Lowe’s. He will report to Stone.

The company also announced the following promotions and changes within its merchandising organization:

Michael K. Menser, who previously served as SVP and GMM - home décor, has been appointed SVP - product development and global sourcing. He will also serve as president of Lowe’s global sourcing subsidiary, LG Sourcing, Inc. Menser joined Lowe’s in 1991 and has significant experience in merchandising, logistics and global sourcing. He will report to Canter.

Patricia M. (Patti) Price has been promoted to SVP and GMM - Outdoor Living. She previously served as MVP of seasonal living, and cabinets and countertops. Price joined Lowe’s in 2000 and has nearly 15 years of retail experience in both merchandising and store operations. She will report to Canter.

Clinton T. (Clint) Davis, who previously served as MVP of appliances, has been promoted to SVP and GMM - Hardlines. He joined Lowe’s in 2001 and has more than 21 years of merchandising, sales and retail experience, and previously served as MVP of flooring for Lowe’s and national sales manager for Armstrong World Industries. He will report to Canter.

Theresa A. Anderson, previously SVP and GMM - Home and Outdoor Living, will assume responsibility for Home Décor.

John L. Kasberger, previously SVP and GMM - Hardlines, will assume responsibility for Kitchen and Bath.

J. David Steed, SVP and GMM - Building Products, will remain in his current position.

“With one of the deepest benches in retail, Lowe’s has a long history of developing great leaders who know and understand every aspect of serving our customers,” explained Niblock. “Today’s moves continue that tradition and will strengthen our already strong management team.”

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,330 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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